EXHIBIT 99.1


         SECTION 12. BOARD OF DIRECTORS. The affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors constituting the entire Board shall not be less than three nor more than twelve, the exact number of directors to be fixed from time to time only by vote of a majority of the entire Board. Directors need not be stockholders of the Corporation or residents of the State of Delaware.

         Directors shall be elected at each annual meeting of the stockholders, each to hold office until the next annual meeting of stockholders and until the director's successor is elected and qualified, or until the director's resignation or removal.

         During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directorships shall be filled by a majority vote of the directors then in office, whether or not a quorum. If the Board of Directors accepts the resignation of any director or officer to take effect at a future time, it shall have the power to elect a successor to take office when the resignation becomes effective. Each director chosen to fill a vacancy or chosen to fill a newly created directorship shall hold office until the next election of directors by the stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. The Board of Directors shall have the power to authorize the payment of compensation to the directors for services to the Corporation including fees for attendance at meetings of the Board of Directors, and to determine the amount of such compensation and fees.

         Any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of stockholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors given at a meeting of the stockholders called for that purpose.